EXHIBIT 2.3


                               ARTICLES OF MERGER

                              AUTOTOW SUB-ONE, INC.
                          D&D TOWING AND RECOVERY INC.

         Pursuant to the provisions of Florida Statute 607.1105, the undersigned corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

                                   Article One

         A plan of reorganization providing for the merger of AutoTow Sub-One, Inc., a Florida corporation, into D&D Towing and Recovery Inc., a Florida corporation, is incorporated by reference and attached hereto as Exhibit "A."

                                   Article Two

         AutoTow Sub-One, Inc. is a wholly owned subsidiary of 1-800-AutoTow, Inc., and possesses no other shareholders. The plan of reorganization for the merger had been approved by the Board of Directors of 1-800-AutoTow, Inc., on April 27, 1998, as evidenced by the Board of Director meeting minutes attached hereto as Exhibit "B." The Plan was subsequently adopted by 1-800-AutoTow, Inc. and AutoTow Sub-One, Inc. on the 1st day of June, 1998.

                                  Article Three

         Glenn Michael Dempsey is the sole shareholder of D&D Towing And Recovery Inc. Mr. Dempsey's approval of the plan of reorganization occurred on April 27, 1998. Mr. Dempsey's shareholder adoption of the, is reflected by his signature to the merger agreement, dated June 1,1998.

                                  Article Four

         As reflected by the plan of reorganization, the effective date of the merger was the 1st day of June, 1998.

Date: June 1, 1998
AutoTow Sub-1, Inc.                                  D&D Towing & Recovery, Inc.

/s/ Eugene Iarocci                                   /s/ Glenn Michael Dempsey
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Eugene Iarocci                                       Glenn Michael Dempsey
President                                            Principal